Exhibit 99.1

May 1, 2021

Dear Shareholder,

We are pleased to enclose (unless you have direct deposit) your May 1, 2021 dividend of $0.12 per common share. Our stock closed at $22.94 on March 31, 2021.

As of this writing, we have not yet released our first quarter 2021 financial results. Those results will be released on April 23, 2021 and earnings will be posted to our corporate website at www.CIVB.com.

We closed the year 2020 on a high note. Net income for the fourth quarter 2020 was $10.2 million fueled by strong commercial and residential loan growth and fee income that was generated through the origination of SBA Paycheck Protection Program (PPP) loans. As a result, we ended the 2020 year with net income of $32.2 million. Our pre-tax, pre-provision net income of $47.2 million was also the highest we had recorded in our 136-year history.

Results for the first quarter 2021 are also expected to be strong as residential mortgage pipelines remain robust and fee collection should accelerate as Round 1 PPP loans made in April 2020 are forgiven by the SBA. Despite the COVID-19 pandemic, our asset quality remains strong.

Speaking of PPP, as of April 14 we have approved 1,291 loans for $123.4 million in Round 2 of PPP funding. You may recall that we did over 2,300 loans for $259.1 million in Round 1 of PPP funding last year. Round 2 PPP loans are available both to businesses that did not receive a PPP loan in the first round and for companies that need another loan, though there are more stringent rules for applying for a second loan. The deadline for applying for Round 2 PPP loans is May 31, 2021. For complete details regarding PPP 2.0, please refer to our website at www.civista.bank.

As the COVID-19 pandemic persists, we continue to work closely with our customers and invite anyone needing assistance to reach out to your banking officer or local branch for assistance. We also continue to evaluate the COVID-19 information made available to us by our local and state governments and health departments. At this time, all of our branch lobbies are now open and operating under normal business hours and many of our employees who had been working remotely have returned to the office.

At Civista, we value relationships and we seek to make a difference in our communities. If you have questions, a call is always welcome.

Sincerely,

Dennis G. Shaffer
CEO and President

Cautionary Statement Regarding Forward-Looking Information    Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.